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EXHIBIT 99.1

ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED BALANCE SHEETS

	December 31, 2005	September 30, 2006 (Unaudited)
	($ in millions, except share and per share amounts)
Assets
Fixed maturity investments, at fair value (amortized cost: $3,606.9 and $3,124.2)	$3,690.4	$3,166.0
Common equity securities, at fair value (cost: $459.3 and $519.1)	591.3	672.3
Short-term investments, at amortized cost (which approximates fair value)	207.6	491.9
Other investments (cost: $240.4 and $219.3)	275.2	248.5

Total investments	4,764.5	4,578.7
Cash	44.1	79.2
Reinsurance recoverable on unpaid losses	1,171.6	1,094.7
Reinsurance recoverable on unpaid losses — Berkshire Hathaway Inc.	1,949.3	1,832.1
Reinsurance recoverable on paid losses	24.3	6.3
Premiums receivable	605.1	678.0
Securities lending collateral	447.1	414.3
Intercompany debt receivable	76.6	292.2
Deferred acquisition costs	204.4	242.7
Investment in unconsolidated insurance affiliate	168.0	181.8
Deferred tax asset	108.5	67.0
Investment income accrued	46.2	34.4
Ceded unearned premiums	28.0	23.1
Accounts receivable on unsettled investment sales	2.9	212.3
Other assets	339.7	331.8
Assets of discontinued operations	272.4	—

Total assets	$10,252.7	$10,068.6

Liabilities
Loss and LAE reserves	$5,354.3	$4,941.9
Unearned premiums	1,042.8	1,160.0
Debt	744.9	760.1
Securities lending payable	447.1	414.3
Ceded reinsurance payable	77.1	67.0
Accounts payable on unsettled investment purchases	1.9	219.3
Other liabilities	588.4	556.2
Liabilities of discontinued operations	202.2	—
Preferred stock subject to mandatory redemption:
Held by Berkshire Hathaway Inc. (redemption value $300.0)	214.0	234.5
Held by others (redemption value $20.0)	20.0	20.0

Total liabilities	8,692.7	8,373.3
Common shareholder's equity
Common shares and paid-in surplus (par value $0.01; authorized, 200,000,000 shares, issued and outstanding, 100,000,000 shares)	1,169.8	1,117.0
Retained earnings	232.6	434.0
Accumulated other comprehensive income, after-tax:
Net unrealized gains on investments	163.1	142.8
Net unrealized foreign currency translation gains (losses) and other	(2.1)	4.9
Minimum pension liability	(3.4)	(3.4)

Total common shareholder's equity	1,560.0	1,695.3

Total liabilities and common shareholder's equity	$10,252.7	$10,068.6

See Notes to Consolidated Financial Statements.

ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Nine Months Ended September 30,
	2005	2006
	($ in millions, except per share amounts)
Revenues:
Earned premiums	$1,491.4	$1,590.0
Net investment income	187.3	148.4
Net realized investment gains	147.8	105.0
Other revenue	20.2	48.4

Total revenues	1,846.7	1,891.8

Expenses:
Loss and LAE	1,016.3	994.6
Policy acquisition expenses	255.6	297.4
Other underwriting expenses	229.0	253.9
General and administrative expenses	10.8	11.6
Accretion of fair value adjustment to loss and LAE reserves	19.5	17.3
Interest expense on debt	33.0	34.8
Interest expense—dividends on preferred stock subject to mandatory redemption	22.7	22.7
Interest expense—accretion on preferred stock subject to mandatory redemption	16.1	20.5

Total expenses	1,603.0	1,652.8

Pre-tax income	243.7	239.0
Income tax provision	(79.3)	(54.5)

Income from continuing operations before equity in earnings of unconsolidated affiliate	164.4	184.5
Equity in earnings of unconsolidated affiliate	7.2	8.6

Income from continuing operations	171.6	193.1
Gain from sale of discontinued operations	22.5	—
Income from discontinued operations	23.6	1.2

Net income	217.7	194.3

Change in net unrealized gains and losses for investments held	(5.9)	43.5
Change in foreign currency translation and other	(22.4)	7.0
Recognition of net unrealized gains and losses for investments sold	(97.8)	(56.7)

Comprehensive net income	$91.6	$188.1

Basic and diluted earnings per share
Income from continuing operations	$1.72	$1.93
Gain from sale of discontinued operations	0.23	—
Income from discontinued operations	0.24	0.01
Net income	2.18	1.94
Weighted average number of shares outstanding	100.0	100.0

See Notes to Consolidated Financial Statements

ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED STATEMENTS OF COMMON SHAREHOLDER'S EQUITY
(Unaudited)

	Common shareholder's equity	Common shares and paid-in surplus	Retained earnings	Accum. other comprehensive income, after-tax
	($ in millions)
Balances at January 1, 2005	$417.5	$115.0	$—	$302.5
Net income	217.7	—	217.7	—
Other comprehensive income, after-tax	(126.1)	—	—	(126.1)
Capital contributions received from Parent	1,054.8	1,054.8	—	—

Balances at September 30, 2005	$1,563.9	$1,169.8	$217.7	$176.4

Balances at January 1, 2006	$1,560.0	$1,169.8	$232.6	$157.6
Net income	194.3	—	194.3	—
Cumulative effect adjustment — hybrid instruments	—	—	7.1	(7.1)
Capital contributions received from Parent	6.0	6.0	—	—
Distribution to Parent	(58.8)	(58.8)	—	—
Other comprehensive income, after-tax	(6.2)	—	—	(6.2)

Balances at September 30, 2006	$1,695.3	$1,117.0	$434.0	$144.3

See Notes to Consolidated Financial Statements.

ONEBEACON INSURANCE GROUP, LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2005	2006
	($ in millions)
Cash flows from operations:
Net income	$217.7	$194.3
Charges (credits) to reconcile net income to cash flows from operations:
Income from discontinued operations, net of tax	(23.6)	(1.2)
Gain from sale of discontinued operation	(22.5)	—
Net realized investment gains	(147.8)	(105.0)
Other operating items:
Net change in loss and LAE reserves	509.5	(412.4)
Net change in unearned premiums	81.8	117.2
Net change in premiums receivable	(147.1)	(72.9)
Net change in reinsurance recoverable on paid and unpaid losses	(709.6)	212.1
Net change in other assets and liabilities	(174.5)	15.5

Net cash used for operating activities of continuing operations	(416.1)	(52.4)
Net cash (used for) provided from operating activities of discontinued operations	70.2	(22.0)

Net cash used for operations	(345.9)	(74.4)

Cash flows from investing activities:
Net increase in short-term investments	(122.3)	(290.2)
Sales of fixed maturity investments	2,369.3	1,096.5
Maturities of fixed maturity investments	39.0	398.1
Sales of common equity securities	336.1	316.7
Sales of other investments	17.1	9.4
Purchases of fixed maturity investments	(2,148.5)	(1,026.5)
Purchases of common equity securities	(249.1)	(335.3)
Purchases of other investments	(38.0)	(58.2)
Sale of discontinued operation	138.2	—
Sales of consolidated affiliates	23.4	11.1
Sale of renewal rights	—	30.4
Net change in unsettled investment purchases and sales	47.7	8.0
Net acquisitions of fixed assets	(28.8)	(7.8)

Net cash provided from investing activities of continuing operations	384.1	152.2
Net cash provided from investing activities of discontinued operations	4.6	19.8

Net cash provided from investing activities	388.7	172.0

Cash flows from financing activities:
Issuance of debt	—	15.0
Repayment of loan by affiliate	—	106.6
Loans to affiliates	—	(102.6)
Distribution to Parent	—	(58.8)
Cash dividends paid on mandatorily redeemable preferred stock	(22.7)	(22.7)

Net cash used for financing activities of continuing operations	(22.7)	(62.5)
Net cash used for financing activities of discontinued operations	—	—

Net cash used for financing activities	(22.7)	(62.5)

Net increase in cash during period	20.1	35.1
Cash balances at beginning of period	40.1	44.1

Cash balances at end of period	$60.2	$79.2

Supplemental cash flows information:
Interest paid	$21.3	$23.2
Net Federal income taxes received	18.3	—

See Notes to Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Nature of Business and Summary of Significant Accounting Policies

        These interim consolidated financial statements include the accounts of OneBeacon Insurance Group, Ltd. (the "Company" or the "Registrant") and its subsidiaries (collectively, "OneBeacon") and have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The OneBeacon operating companies are U.S.-based property and casualty insurance writers, substantially all of which operate in a multi-company pool. OneBeacon offers a wide range of specialty, commercial and personal products and services sold primarily through select independent agencies and brokers. OneBeacon is a wholly owned subsidiary of White Mountains Insurance Group, Ltd. ("White Mountains"), which is a holding company whose businesses provide property and casualty insurance, reinsurance and certain other products.

        OneBeacon was acquired by White Mountains from Aviva plc ("Aviva", formerly CGNU) in 2001 (the "OneBeacon Acquisition"). Within this report, the term "OneBeacon" is used to refer to one or more entities within the consolidated organization, as the context requires. The Company is a Bermuda exempted limited company with its headquarters located at the Bank of Butterfield Building, 42 Reid Street, 6th Floor, Hamilton HM 12, Bermuda. The Company's principal executive office is located at One Beacon Street, Boston, Massachusetts 02108 and its registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. OneBeacon's reportable segments are Primary Insurance Operations, Affiliate Quota Shares and Other Operations, as defined below.

        OneBeacon's Primary Insurance Operations includes the results of substantially all of its insurance operations, with the exception of certain quota share arrangements with affiliates of White Mountains as described below.

        During 2004 and 2005, OneBeacon entered into two quota share reinsurance arrangements with other subsidiaries of White Mountains. Under the Sirius Quota Share, OneBeacon ceded between 6% and 12% of business written, effective April 1, 2004, to Sirius International Insurance Corporation, a subsidiary of White Mountains. Under the Esurance Quota Share, which was effective on January 1, 2005, OneBeacon assumed approximately 85% of the business written by Esurance Insurance Company, which includes business written by its wholly owned subsidiary Esurance Property and Casualty Insurance Company.

        OneBeacon's Other Operations segment consists of the Company and its intermediate holding companies.

        All significant intercompany transactions have been eliminated in consolidation. These interim financial statements include all adjustments considered necessary by management to fairly present the financial position, results of operations and cash flows of OneBeacon and are of a normal recurring nature. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        As discussed in further detail in Note 2, "Discontinued Operations," for the periods presented, OneBeacon distributed or sold certain consolidated subsidiaries to White Mountains. As part of a restructuring immediately preceding the initial public offering, OneBeacon sold certain other consolidated subsidiaries to White Mountains on August 3, 2006 at GAAP book value. In addition, OneBeacon sold National Farmers Union Property and Casualty Company ("NFU"), it's wholly owned subsidiary in September 2005. The distributed or sold subsidiaries, including those that were sold in August 2006, and NFU have been classified as discontinued operations. Accordingly, the results of operations for the distributed or sold subsidiaries and NFU are presented net of tax, as income or loss from discontinued operations in the consolidated statements of income and comprehensive income. The assets and liabilities of the distributed or sold subsidiaries and NFU were aggregated and presented under separate captions on the consolidated balance sheets. NFU's results of operations are included in discontinued operations through the date of its sale. Cash flows associated with the operating, financing and investing activities of discontinued operations are aggregated and presented under separate captions in the consolidated statements of cash flows.

Recently Adopted Accounting Pronouncements

Share-Based Compensation

        In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 123 (Revised), "Share-Based Payment" ("SFAS 123R"), which is a revision to SFAS 123 and supersedes Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"). Effective January 1, 2006, OneBeacon adopted SFAS 123R to account for its share-based compensation under the modified prospective method of adoption. Under this method of adoption, SFAS 123R applies to new grants of share-based awards, awards modified after the effective date and the remaining portion of the fair value of the unvested awards at the adoption date. The unvested portion of OneBeacon performance share awards, as well as new awards are now subject to the fair value measurement and recognition requirements of SFAS 123R.

        OneBeacon's share-based compensation plans consist of performance shares. Prior to adoption of SFAS 123R, OneBeacon accounted for these plans under the recognition and measurement principles of APB 25, and adopted the disclosure provisions of SFAS 123.

        Under APB 25, the liability for the compensation cost for performance share awards was measured each period based upon the current market price of the underlying common shares. Forfeitures were recognized as they occurred. Upon adoption of SFAS 123R an estimate of future forfeitures was incorporated into the determination of the compensation cost for performance shares. The effect of this change was immaterial.

Performance Shares

        The following summarizes performance share activity for the nine months ended September 30, 2005 and 2006:

	Nine months ended September 30,
	2005		2006
	Target performance shares outstanding	Accrued expense	Target performance shares outstanding	Accrued expense
	($ in millions)
Beginning of period	199,710	$210.2	44,700	$24.8
Payments and deferrals(1)(2)	(163,375)	(180.3)	(12,600)	(13.4)
Forfeitures and cancellations	(14,185)	(7.2)	(412)	(0.1)
New awards	24,100	—	20,235	—
Transfers(3)	—	—	(35,865)	(10.3)
Expense recognized		5.1		4.0

Ending September 30,	46,250	$27.8	16,058	$5.0

(1)
Performance share payments in 2005 for the 2002-2004 performance cycle ranged from 135% to 200% of target.

(2)
Performance share payments in 2006 for the 2003-2005 performance cycle were made at 142% of target.

(3)
Represents the transfer of employee liabilities associated with business formerly held by OneBeacon that were unrelated to its ongoing operations.

        The following summarizes performance shares outstanding and accrued performance share expense at September 30, 2006 for each performance cycle:

	Target performance shares outstanding	Accrued expense
	($ in millions)
Performance cycle:
2004—2006	4,400	$2.5
2005—2007	5,350	1.6
2006—2008	6,720	1.0

Sub-total	16,470	5.1
Assumed forfeitures	(412)	(0.1)

Total at September 30, 2006	16,058	$5.0

        If 100% of the outstanding performance shares had been vested on September 30, 2006, the total additional compensation cost to be recognized would have been $4.4 million, based on current accrual factors (common share price and payout assumptions).

        All performance shares earned for the 2002-2004 and the 2003-2005 performance cycles were settled in cash or by deferral into certain non-qualified deferred compensation plans of the Company or its subsidiaries.

Hybrid Financial Instruments

        On February 16, 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Instruments, an amendment to Statement Nos. 133 and 140" ("SFAS 155"). The Statement eliminates the requirement to bifurcate financial instruments with embedded derivatives if the holder of the instrument elects to account for the entire instrument on a fair value basis. Changes in fair value are recorded as realized gains. The fair value election may be applied upon adoption of the statement for hybrid instruments that had been bifurcated under SFAS 133 prior to adoption. The Statement is effective for fiscal years commencing after September 15, 2006 with early adoption permitted as of the beginning of an entity's fiscal year.

        OneBeacon has adopted SFAS 155 effective January 1, 2006. Prior to adopting this statement, OneBeacon had bifurcated the equity conversion option in its investment in convertible bonds. Changes in the fair value of the host instrument, the convertible bonds, were recorded as unrealized gains (losses) on investments while changes in the fair value of the equity conversion option were recorded as realized investment gains (losses). At December 31, 2005, OneBeacon had recorded $143.6 million related to the host instrument in fixed maturity investments and $73.6 million for the equity conversion option in other investments. Upon adopting SFAS 155, OneBeacon recorded an adjustment of $7.1 million to reclassify net unrealized gains on investments (gross gains of $7.1 million and gross losses of $0 million) to opening retained earnings to reflect the cumulative effect of adoption. At September 30, 2006, OneBeacon had $351.9 million of convertible bonds recorded in fixed maturity investments.

Recently Issued Accounting Pronouncements

Income Taxes

        In July 2006, the FASB issued FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes" ("FIN 48"). FIN 48 is an interpretation of SFAS Statement No. 109, "Accounting for Income Taxes." The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under the new guidance, recognition is based upon whether or not a company determines that it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position. In evaluating the more-likely-than-not recognition threshold, a company should presume the tax position will be subject to examination by a taxing authority with full knowledge of all relevant information. If the recognition threshold is met, then the tax position is measured at the largest amount of benefit that is more than 50% likely of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The interpretation is effective for fiscal years beginning after December 15, 2006. OneBeacon expects to adopt FIN 48 on January 1, 2007 and does not expect the adoption to have a material effect on its financial condition, results of operations or cash flows.

Defined Benefit Pension and Other Postretirement Plans

        In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans" which amends FASB Statement Nos. 87, 88, 106 and 132(R). The Statement requires an employer that sponsors a defined benefit plan to recognize the funded status of a benefit plan, measured as the difference between plan assets at fair value and the projected benefit obligation (for defined benefit pension plans) or the accumulated benefit obligation (for other postretirement benefit plans) in its statement of financial position. The Statement also requires recognition of amounts previously deferred and amortized under SFAS 87 and SFAS 106 in other comprehensive income in the period in which they occur. Under the new Statement, plan assets and obligations must be measured as of the fiscal year end. The Statement is effective for fiscal years beginning after December 15, 2006. OneBeacon will adopt SFAS 158 on January 1, 2007 but does not expect adoption to have a significant effect on its financial condition, results of operations or cash flows.

Fair Value Measurements

        In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements" ("SFAS 157"). The Statement provides a revised definition of fair value and guidance on the methods used to measure fair value. The Statement also expands financial statement disclosure requirements for fair value information. The Statement establishes a fair value hierarchy that distinguishes between assumptions based on market data from independent sources ("observable inputs") and a reporting entity's internal assumptions based upon the best information available when external market data is limited or unavailable ("unobservable inputs"). The fair value hierarchy in SFAS 157 prioritizes inputs within three levels. Quoted prices in active markets have the highest priority (Level 1) followed by observable inputs other than quoted prices (Level 2) and unobservable inputs having the lowest priority (Level 3). The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, with earlier application allowed for entities that have not issued financial statements in the fiscal year of adoption. OneBeacon expects to adopt SFAS 157 on January 1, 2007 but has not yet determined the effect of adoption on its financial condition, results of operations or cash flows.

Note 2. Discontinued Operations

        In 2004 and 2006, OneBeacon distributed or sold certain consolidated subsidiaries to White Mountains. These subsidiaries are included in discontinued operations and comprise the following entities:

Sold in 2006:

        —White Mountains Advisors LLC—an investment management subsidiary;

        —White Mountains Management Company, Inc. and White Mountains Capital, Inc.—both service companies;

        —White Mountains Services Holdings, Inc. and White Mountains Services, LLC—these companies contain the remainder of mortgage banking run-off assets from the sale of substantially all the mortgage banking assets of White Mountains Services Corporation (formerly Source One Mortgage Services Corporation) to Citibank Mortgage, Inc. in 1999;

        —Tuckerman Capital, L.P. and Tuckerman Capital II, L.P.—both private equity fund investments;

        —International American Group—primarily consists of American Centennial Insurance Company and British Insurance Company of Cayman, two run-off insurance companies.

Distributed in 2004:

        —Folksamerica Holding Company, including its wholly owned subsidiary, Folksamerica Reinsurance Company—a reinsurance company that is now part of White Mountains Re Group, Ltd.;

        —Esurance Inc. and Esurance Insurance Services Inc.—a holding company parent and an insurance agency/services company.

Sold in 2004:

        —Esurance Insurance Company and Esurance Property and Casualty Company—two property-casualty insurance companies.

        On September 30, 2005, OneBeacon sold National Farmers Union Property and Casualty Company ("NFU") to QBE Insurance Group for $138.3 million in cash. NFU is included in discontinued operations for all periods presented through the date of its sale.

        OneBeacon's net income from continuing operations excludes the results of operations for the above entities for all periods presented. Income or loss from discontinued operations has been presented separately and is shown net of related income taxes.

        Assets and liabilities of entities classified as discontinued operations have been aggregated and are presented under separate captions on the consolidated balance sheet. The following details the assets and liabilities summarized under those captions:

December 31, 2005
($ in millions)
Selected Balance Sheet Data
Cash	$0.3
Total investments	111.8
Reinsurance recoverable on paid and unpaid losses	26.3
Deferred acquisition costs	—
Other assets	134.0

Total assets of discontinued operations	$272.4

Loss and LAE reserves	$61.1
Ceded reinsurance payable	4.1
Funds held under reinsurance	0.1
Other liabilities	136.9

Total liabilities of discontinued operations	$202.2

Note 3. Loss and LAE Reserves

        The following table summarizes the loss and loss adjustment expense ("LAE") reserve activities of OneBeacon for the nine months ended September 30, 2005 and 2006:

	Nine months ended September 30,
	2005	2006
	($ in millions)
Gross beginning balance	$4,922.2	$5,354.3
Less beginning reinsurance recoverable on unpaid losses	(2,391.8)	(3,120.9)

Net loss and LAE reserves	2,530.4	2,233.4
Loss and LAE reserves sold — Traders & Pacific Insurance Company	(11.8)	—
Loss and LAE incurred relating to:
Current year	1,003.7	980.9
Prior year	12.6	13.7

Total incurred loss and LAE	1,016.3	994.6
Accretion of fair value adjustment to loss and LAE reserves	19.5	17.3
Loss and LAE paid relating to:
Current year	(362.6)	(470.2)
Prior year	(994.3)	(760.0)

Total loss and LAE payments	(1,356.9)	(1,230.2)
Net ending balance	2,197.5	2,015.1
Plus ending reinsurance recoverable on unpaid losses	3,114.9	2,926.8

Gross ending balance	$5,312.4	$4,941.9

        During the nine months ended September 30, 2005 and 2006, OneBeacon did not experience any material favorable or unfavorable development on prior accident year loss reserves. In connection with purchase accounting for the OneBeacon Acquisition, loss and LAE reserves and the related reinsurance recoverables were adjusted to fair value on the balance sheets. The net reduction to loss and LAE reserves is being recognized through an income statement charge ratably with and over the period the claims are settled. Accordingly, OneBeacon recognized $19.5 million of such charges for the nine months ended September 30, 2005 and $17.3 million of such charges for the nine months ended September 30, 2006, respectively.

Note 4. Reinsurance

        In the normal course of business, OneBeacon seeks to limit losses that may arise from catastrophes or other events by reinsuring with third party reinsurers. OneBeacon remains liable for risks reinsured in the event that the reinsurer does not honor its obligations under reinsurance contracts.

        Effective July 1, 2006, OneBeacon renewed its property catastrophe reinsurance program through June 30, 2007. Under that program, which provides substantially the same coverage as the prior year, the first $200 million of losses resulting from any single catastrophe are retained by OneBeacon and losses from a single event in excess of $200 million and up to $850 million are reinsured for 100% of the loss. In the event of a catastrophe, OneBeacon's property catastrophe reinsurance program is reinstated for the remainder of the original contract term by paying a reinstatement premium that is based on the percentage of coverage reinstated and the original property catastrophe coverage premium.

        At September 30, 2006, OneBeacon had $6.3 million of reinsurance recoverables on paid losses and $3,169.9 million (gross of $243.1 million in purchase accounting adjustments, as described in Note 3) that will become recoverable if claims are paid in accordance with current reserve estimates. The collectibility of balances due from OneBeacon's reinsurers is critical to OneBeacon's financial strength because reinsurance contracts do not relieve OneBeacon of its primary obligation to its policyholders. OneBeacon is selective with its reinsurers, placing reinsurance with only those reinsurers having a strong financial condition. OneBeacon monitors the financial strength of its reinsurers on an ongoing basis. As a result, uncollectible amounts have historically not been significant. The following table provides a listing of OneBeacon's top reinsurers based upon recoverable amounts, the percentage of total reinsurance recoverables and the reinsurers' A.M. Best ratings.

($ in millions)	Balance at September 30, 2006	% of Total	A.M. Best Rating(1)
Subsidiaries of Berkshire (NICO and GRC)(2)	$2,237.5	76%	A++
Munich Reinsurance America (formerly America Reinsurance Company)	60.9	2	A
Liberty Mutual Insurance Group and subsidiaries(3)	55.2	2	A
Nichido (formerly Tokio Fire and Marine Insurance Company)	51.9	2	A++
Swiss Re	24.2	1	A+

(1)
A.M. Best ratings as detailed above are: "A++" (Superior, which is the highest of fifteen ratings), "A+" (Superior, which is the second highest of fifteen ratings) and "A" (Excellent, which is the third highest of fifteen ratings).

(2)
Includes $404.0 million of Third Party Recoverables, which NICO would pay under the terms of the NICO Cover (as defined below) if they are unable to collect from third party reinsurers. OneBeacon also has an additional $398.1 million of Third Party Recoverables from various reinsurers, the majority of which are rated "A" or better by A.M. Best.

(3)
At September 30, 2006, OneBeacon had assumed balances receivable and expenses receivable of approximately $17.5 million under its renewal rights agreement with Liberty Mutual Insurance Group, which expired on October 31, 2003. In the event of a Liberty Mutual insolvency, OneBeacon has the right to offset these balances against its reinsurance recoverable due from Liberty Mutual.

        In connection with the OneBeacon Acquisition, Aviva caused OneBeacon to purchase two reinsurance contracts: a reinsurance contract with National Indemnity Company or NICO, for up to $2.5 billion in old A&E claims and certain other exposures (the "NICO Cover") and an adverse development cover from General Reinsurance Corporation ("GRC") for up to $570.0 million, comprised of $400.0 million of adverse development on losses occurring in years 2000 and prior (the "GRC Cover") in addition to $170.0 million of reserves ceded as of the date of the OneBeacon Acquisition. The NICO Cover and GRC Cover, which were contingent on and occurred contemporaneously with the OneBeacon Acquisition, were put in place in lieu of a seller guarantee of loss and LAE reserves and are therefore accounted for as a seller guarantee under GAAP in accordance with Emerging Issues Task Force Technical Matter Document No. D-54 ("EITF Topic D-54"). NICO and GRC are wholly owned subsidiaries of Berkshire Hathaway, Inc.

        Under the terms of the NICO Cover, NICO receives the economic benefit of reinsurance recoverables from certain of OneBeacon's third party reinsurers ("Third Party Reinsurers") in existence at the time the NICO Cover was executed ("Third Party Recoverables"). As a result, the Third Party Recoverables serve to protect the $2.5 billion limit of NICO coverage for the benefit of OneBeacon. OneBeacon estimates that on an incurred basis, net of Third Party Recoverables, as of September 30, 2006 it has used approximately $2.1 billion of the coverage provided by NICO. Approximately $807 million of these incurred losses have been paid by NICO through September 30, 2006. At September 30, 2006, $27.4 million of the $2.1 billion of utilized coverage from NICO related to uncollectible Third Party Recoverables. To the extent that actual experience differs from OneBeacon's estimate of ultimate A&E losses and Third Party Recoverables, future losses could utilize some or all of the protection remaining under the NICO Cover.

        Pursuant to the GRC Cover, OneBeacon is not entitled to recover losses to the full contract limit if such losses are reimbursed by GRC more quickly than anticipated at the time the contract was signed. OneBeacon intends to only seek reimbursement from GRC for claims which result in payment patterns similar to those supporting its recoverables recorded pursuant to the GRC Cover. The economic cost of not submitting certain other eligible claims to GRC is primarily the investment spread between the rate credited by GRC and the rate achieved by OneBeacon on its own investments. This cost, if any, is expected to be small.

Note 5. Investment Securities

        OneBeacon's net investment income is comprised primarily of interest income associated with OneBeacon's fixed maturity investments, dividend income from its equity investments and interest income from its short-term investments. Net investment income for the nine months ended September 30, 2005 and 2006 consisted of the following:

	Nine months ended September 30,
	2005	2006
	($ in millions)
Investment income:
Fixed maturity investments	$131.0	$128.2
Short-term investments	5.8	8.1
Common equity securities	46.8	17.5
Other investments	15.3	6.8

Total investment income	198.9	160.6
Less investment expenses	(11.6)	(12.2)

Net investment income, pre-tax	$187.3	$148.4

        During the first quarter of 2005, Montpelier declared a special dividend of $5.50 per share, payable to holders of its common shares. OneBeacon recorded pre-tax investment income of $34.7 million in the first quarter of 2005 for this special dividend. OneBeacon also recorded pre-tax investment income from Montpelier's regular quarterly dividends of $6.8 million and $1.0 million for the nine months ended September 30, 2005 and 2006, respectively.

        The composition of realized investment gains consisted of the following:

	Nine months ended September 30,
	2005	2006
	($ in millions)
Fixed maturity investments	$37.0	$31.5
Common equity securities	107.6	58.4
Other investments	3.2	15.1

Net realized investment gains, pre-tax	$147.8	$105.0

        The components of OneBeacon's ending net unrealized investment gains and losses on its investment portfolio and its investment in unconsolidated affiliate at December 31, 2005 and September 30, 2006 were as follows:

	December 31, 2005	September 30, 2006
	($ in millions)
Investment securities:
Gross unrealized investment gains	$271.7	$245.2
Gross unrealized investment losses	(26.6)	(29.1)

Net unrealized gains from investment securities	245.1	216.1
Net unrealized gains from investment in unconsolidated affiliate	6.7	7.3

Total net unrealized investment gains, before tax	251.8	223.4
Income taxes attributable to such gains	(90.8)	(80.6)

Total net unrealized investment gains from continuing operations, after-tax	161.0	142.8
Net unrealized gains from discontinued operations, after-tax	2.1	—

Total net unrealized investment gains, after-tax	$163.1	$142.8

        The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of OneBeacon's fixed maturity investments as of December 31, 2005 and September 30, 2006, were as follows:

	December 31, 2005
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Carrying value
	($ in millions)
U.S. government obligations	$691.6	$3.7	$(2.5)	$—	$692.8
Debt securities issued by industrial corporations	1,652.4	74.0	(8.3)	(6.7)	1,711.4
Municipal obligations	17.1	0.6	—	—	17.7
Asset-backed securities	1,076.0	6.2	(11.7)	7.0	1,077.5
Foreign government obligations	129.1	0.9	(1.4)	—	128.6
Preferred stocks	40.7	17.7	(.2)	4.2	62.4

Total fixed maturity investments	$3,606.9	$103.1	$(24.1)	$4.5	$3,690.4

	September 30, 2006
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Carrying value
	($ in millions)
U.S. government obligations	$799.4	$4.2	$(5.4)	$—	$798.2
Debt securities issued by industrial corporations	1,487.3	32.0	(11.1)	0.9	1,509.1
Municipal obligations	8.8	0.5	—	—	9.3
Asset-backed securities	739.5	2.1	(4.5)	—	737.1
Foreign government obligations	47.6	0.2	(0.6)	—	47.2
Preferred stocks	41.6	17.3	(0.3)	6.5	65.1

Total fixed maturity investments	$3,124.2	$56.3	$(21.9)	$7.4	$3,166.0

        The cost or amortized cost, gross unrealized investment gains and losses, and carrying values of OneBeacon's common equity securities and other investments as of December 31, 2005 and September 30, 2006, were as follows:

	December 31, 2005
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains	Carrying value
	($ in millions)
Common equity securities	$459.3	$133.0	$(1.7)	$0.7	$591.3
Other investments	$240.4	$35.6	$(0.8)	$—	$275.2
	September 30, 2006
	Cost or amortized cost	Gross unrealized gains	Gross unrealized losses	Net foreign currency gains (losses)	Carrying value
	($ in millions)
Common equity securities	$519.1	$159.0	$(6.5)	$0.7	$672.3
Other investments	$219.3	$29.9	$(0.7)	$—	$248.5

Impairment

        Temporary losses on investment securities are recorded as unrealized losses. Temporary losses do not impact net income and earnings per share but serve to reduce comprehensive net income and common shareholder's equity. Unrealized losses subsequently identified as other-than-temporary impairments are recorded as realized losses. Other-than-temporary impairments previously recorded as unrealized losses do not impact comprehensive net income and common shareholder's equity but serve to reduce net income and earnings per share.

        OneBeacon's methodology of assessing other-than-temporary impairments is based on security-specific facts and circumstances as of the balance sheet date. As a result, subsequent adverse changes in an issuers' credit quality or subsequent weakening of market conditions that differ from expectations could result in additional other-than-temporary impairments. In addition, the sale of a fixed maturity security with a previously recorded unrealized loss would result in a realized loss. Either of these situations would adversely impact net income and earnings per share but would not impact comprehensive net income and common shareholder's equity.

        The following table presents an analysis of the continuous periods during which OneBeacon has held investment positions which were carried at an unrealized loss as of September 30, 2006 (excluding short-term investments):

	September 30, 2006
	0-6 Months	6-12 Months	> 12 Months	Total
	($ in millions)
Fixed maturity investments:
Number of positions	35	52	120	207
Market value	$346.8	$478.3	$670.1	$1,495.2
Amortized cost	$349.6	$483.2	$684.3	$1,517.1
Unrealized loss	$(2.8)	$(4.9)	$(14.2)	$(21.9)

Common equity securities:
Number of positions	10	3	—	13
Market value	$55.4	$13.9	$—	$69.3
Cost	$61.1	$14.7	$—	$75.8
Unrealized loss	$(5.7)	$(.8)	$—	$(6.5)
Other investments:
Number of positions	—	1	2	3
Market value	$—	$6.0	$2.8	$8.8
Cost	$—	$6.2	$3.3	$9.5
Unrealized loss	$—	$(0.2)	$(0.5)	$(0.7)
Total:
Number of positions	45	56	122	223
Market value	$402.2	$498.2	$672.9	$1,573.3
Amortized cost	$410.7	$504.1	$687.6	$1,602.4
Unrealized loss	$(8.5)	$(5.9)	$(14.7)	$(29.1)
% of total gross unrealized losses	29.2%	20.3%	50.5%	100.0%

        For the nine months ended September 30, 2006, OneBeacon did not recognize any material other-than-temporary impairment charges. OneBeacon believes that the gross unrealized losses relating to its fixed maturity investments at September 30, 2006 resulted primarily from increases in market interest rates from the dates that certain investments within that portfolio were acquired as opposed to fundamental changes in the credit quality of the issuers of such securities. OneBeacon views these decreases in value as being temporary because it has the intent and ability to retain such investments until recovery. However, should OneBeacon determine that it no longer has the intent and ability to hold a fixed maturity investment that has an existing unrealized loss resulting from an increase in market interest rates until it recovers, this loss would be realized through the income statement at the time such determination is made. OneBeacon also believes that the gross unrealized losses recorded on its common equity securities and its other investments at September 30, 2006 resulted primarily from decreases in quoted market values from the dates that certain investments securities within that portfolio were acquired as opposed to fundamental changes in the issuer's financial performance and near-term financial prospects. Therefore, these decreases are also viewed as being temporary. However, due to the inherent risk involved in investing in the equity markets, it is possible that the decrease in market value of these investments may ultimately prove to be other-than-temporary. As of September 30, 2006, OneBeacon's investment portfolio did not include any investment securities with an after-tax unrealized loss of more than $3.0 million for more than a six-month period.

Note 6. Segment Information

        OneBeacon's segments consist of the following: (1) Primary Insurance Operations, (2) Affiliate Quota Shares and (3) Other Operations. OneBeacon has made its segment determination based on consideration of the following criteria: (i) the nature of the business activities of each of the Company's subsidiaries and affiliates; (ii) the manner in which the Company's subsidiaries and affiliates are organized; (iii) the existence of primary managers responsible for specific subsidiaries and affiliates; and (iv) the organization of information provided to the Board of Directors. Significant intercompany transactions among OneBeacon's segments have been eliminated herein. Financial information for OneBeacon's segments follows:

	Primary Insurance Operations	Affiliate Quota Shares	Other Operations	Total
	($ in millions)
Nine months ended September 30, 2005
Earned premiums	$1,491.8	$(0.4)	$—	$1,491.4
Net investment income	185.0	—	2.3	187.3
Net realized investment gains (losses)	148.3	—	(0.5)	147.8
Other revenue	13.8	—	6.4	20.2

Total revenues	1,838.9	(0.4)	8.2	1,846.7

Loss and LAE	994.5	21.8	—	1,016.3
Policy acquisition expenses	269.9	(14.3)	—	255.6
Other underwriting expenses	229.0	—	—	229.0
General and administrative expenses	0.7	—	10.1	10.8
Accretion of fair value adjustment to loss and LAE reserves	—	—	19.5	19.5
Interest expense on debt	1.1	—	31.9	33.0
Interest expense—on preferred stock subject to mandatory redemption	—	—	38.8	38.8

Total expenses	1,495.2	7.5	100.3	1,603.0

Pre-tax income (loss)	$343.7	$(7.9)	$(92.1)	$243.7

Nine months ended September 30, 2006
Earned premiums	$1,458.1	$131.9	$—	$1,590.0
Net investment income	142.2	—	6.2	148.4
Net realized investment gains (losses)	105.5	—	(0.5)	105.0
Other revenue	35.2	—	13.2	48.4

Total revenues	1,741.0	131.9	18.9	1,891.8

Loss and LAE	891.3	103.3	—	994.6
Policy acquisition expenses	249.8	47.6	—	297.4
Other underwriting expenses	253.9	—	—	253.9
General and administrative expenses	2.2	—	9.4	11.6
Accretion of fair value adjustment to loss and LAE reserves	—	—	17.3	17.3
Interest expense on debt	2.8	—	32.0	34.8
Interest expense—on preferred stock subject to mandatory redemption	—	—	43.2	43.2

Total expenses	1,400.0	150.9	101.9	1,652.8

Pre-tax income (loss)	$341.0	$(19.0)	$(83.0)	$239.0

        The following tables provide net written premiums and earned premiums for OneBeacon's Primary Insurance Operations segment by major underwriting unit and in total for the nine months ended September 30, 2005 and 2006:

	Nine months ended September 30, 2005
	Specialty	Commercial	Personal	Total(1)
	($ in millions)
Net written premiums	$532.7	$467.6	$513.8	$1,526.9
Earned premiums	494.2	466.5	533.9	1,491.8
	Nine months ended September 30, 2006
	Specialty	Commercial	Personal	Total(1)
	($ in millions)
Net written premiums	$575.8	$504.7	$450.3	$1,526.0
Earned premiums	536.2	473.5	450.7	1,458.1

(1)
Includes results from run-off operations and eliminations between underwriting units.

Note 7. Investment in Unconsolidated Affiliate

      OneBeacon's investment in unconsolidated affiliate represents an investment in MSA in which OneBeacon has a significant voting and economic interest but does not control.

        OneBeacon owns 50% of the total common shares outstanding of Main Street America Holdings, Inc. ("MSA"), a subsidiary of Main Street America Group Mutual Holdings, Inc., and accounts for this investment using the equity method of accounting. For the nine months ended September 30, 2005, OneBeacon recorded $7.2 million after-tax equity in MSA's earnings and $3.9 million of after-tax equity in MSA's unrealized investment losses. For the nine months ended September 30, 2006, OneBeacon recorded $8.6 million of after-tax equity in MSA's earnings and $0.4 million of after-tax equity in MSA's unrealized investment gains. As of December 31, 2005 and September 30, 2006, OneBeacon's investment in MSA totaled $168.0 million and $181.8 million, respectively.

        On September 18, 2006 OneBeacon executed a non-binding letter of intent with Main Street America Group, Inc., or Group, and MSA. Under the terms of this letter, OneBeacon expects to receive a $70 million cash dividend from MSA, following which Group will acquire OneBeacon's 50% common stock investment in MSA for (i) $70.0 million in 9.0% non-voting cumulative perpetual preferred stock of Group and (ii) 4.9% of the common stock of Group. The after-tax GAAP book value of the dividend and the securities of Group to be received in the exchange will be approximately equal to the after-tax GAAP book value of OneBeacon's investment in MSA. OneBeacon expects this transaction will close in the fourth quarter of this year.

Note 8. Retirement and Postretirement Plans

        The components of net periodic benefit costs for the nine months ended September 30, 2005 and 2006 were as follows:

	Pension benefits		Other postretirement benefits
	Nine months ended September 30,
	2005	2006	2005	2006(2)
	($ in Millions)
Service cost	$0.8	$1.6	$0.1	$—
Interest cost	21.4	20.7	2.1	—
Expected return on plan assets	(22.9)	(22.9)	—	—
Amortization of prior service benefit	—	—	(3.1)	—
Amortization of unrecognized loss	0.1	0.2	—	—

Net periodic pension cost before settlements, curtailments and special termination benefits	(0.6)	(0.4)	(0.9)	—
Special termination benefits expense(1)	2.9	1.6	—	—

Net periodic benefit cost (income)	$2.3	$1.2	$(0.9)	$—

(1)
Special termination benefits are payments made from the pension plan when a vested participant terminates employment due to a reduction in force.

(2)
OneBeacon settled its Retiree Medical Plan in 2005.

        OneBeacon expects to contribute $7.3 million to its pension plans in 2006. As of September 30, 2006, 2.5 million has been contributed to non-qualified pension plans via assets held in previously established rabbi trusts.

Note 9. Income Taxes

        For the nine months ended September 30, 2006, OneBeacon recognized $26.3 million in tax benefits related to the settlements of United States Federal and state income tax audits for the years prior to 2003.

Note 10. Earnings per Share

        Basic and diluted earnings per share amounts have been determined in accordance with SFAS No. 128, "Earnings per Share". OneBeacon has 100,000,000 shares issued and outstanding. The earnings per share amounts have been determined assuming that the common shares were outstanding for the nine month periods ended September 30, 2006 and 2005.

	2005	2006
Basic and diluted earnings per share numerators (in millions):
Income from continuing operations	$171.6	$193.1
Gain from sale of discontinued operations	22.5	—
Income from discontinued operations	23.6	1.2
Net income available to common shareholders	$217.7	$194.3
Basic and diluted earnings per share (in dollars):
Income from continuing operations	$1.72	$1.93
Gain from sale of discontinued operations	0.23	—
Income from discontinued operations	0.24	0.01
Net income	$2.18	$1.94

Note 11. Stock Split, Recapitalization and Stock Option Plan

        On October 18, 2006, we executed a stock split and recapitalization that increased the common shares outstanding from 12,000 to 100,000,000 and reduced the par value from $1.00 to $0.01. The stock split and recapitalization have been reflected retroactively in these financial statements for all periods presented.

        On October 18, 2006 we issued 1,420,000 options to acquire common shares to certain members of management. The options have a 5 1/2 year term and a $30.00 per share strike price. The options will become void if OneBeacon's IPO is not consummated within 45 days of the grant date.

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